Exhibit 5.1

Opinion of Debevoise & Plimpton LLP

[Letterhead of Debevoise & Plimpton LLP]

June 8, 2007

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656

Registration Statement on Form S-1
of Hertz Global Holdings, Inc.
(Registration No. 333-143108)

Ladies and Gentlemen:

We have acted as counsel to Hertz Global Holdings, Inc., a Delaware corporation (the “Registrant”), in connection with a Registration Statement on Form S-1 (File No. 333-143108) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to an offering (the “Offering”) of (i) 45,000,000 shares (the “Primary Shares”) of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) by certain stockholders of the Registrant identified in the Registration Statement (the “Selling Stockholders”), (ii) up to 6,750,000 shares of Common Stock (the “Optional Shares”) to be sold by the Selling Stockholders to the extent the underwriters for the Offering exercise their option to purchase additional shares of Common Stock and (iii) any additional shares that may be registered in accordance with Rule 462(b) under the Act (such additional shares, together with the Primary Shares and the Optional Shares, the “Shares”) pursuant to an underwriting agreement to be entered into among the Registrant, the Selling Stockholders and the several underwriters named in Schedule I to the underwriting agreement (the “Underwriting Agreement”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Registrant and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Registrant and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Registrant and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the Underwriting Agreement and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

We are of the opinion that the Shares to be sold to the Underwriters by the Selling Stockholders pursuant to the Underwriting Agreement have been duly authorized and validly issued and are fully paid and non-assessable, under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Very truly yours,

/s/ Debevoise & Plimpton LLP